UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2004

Belmont Bancorp.

(Exact name of registrant as specified in its charter)

Ohio	0-12724	34-1376776
(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

325 Main Street, Bridgeport, Ohio	43912
(Address of principal executive offices)	(Zip Code)

740-695-3323

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations.

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2004, Belmont Bancorp., an Ohio corporation (“Belmont”), and Sky Financial Group, Inc., an Ohio corporation (“Sky Financial”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). On December 22, 2004, Belmont and Sky Financial issued a joint press release announcing the execution of the Merger Agreement (the “Press Release”). A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and incorporated herein by reference, and a copy of the Press Release is attached hereto as Exhibit 99.1. The description of the Merger Agreement contained in this Form 8-K is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger has been approved by the Boards of Directors of Belmont and Sky Financial. The Merger is subject to certain regulatory approvals as well as the approval and adoption of the Merger Agreement by a majority of the shareholders of Belmont.

Under the terms of the Merger Agreement, shareholders of Belmont will be entitled to elect to receive one of the following, subject to certain adjustments: (a) shares of Sky Financial common stock based on a fixed exchange ratio of 0.219 shares of Sky Financial common stock for each share of Belmont common stock, (b) cash in the amount of $6.15 for each share of Belmont common stock, or (c) a combination of shares and stock, each at the respective exchange ratios described above. The Merger Agreement also provides that, in the aggregate, 72.5% of Belmont common shares will be exchanged for Sky Financial common stock, and the remaining 27.5% of Belmont common shares will be exchanged for cash. The exchange is expected to qualify as a tax-free transaction to the extent that shareholders of Belmont receive Sky Financial common stock in the exchange. Each holder of a Belmont stock option that is outstanding and unexercised immediately prior to the effective time will be entitled to a cash payment in exchange for the option.

Belmont and Sky Financial have made customary representations and warranties about their businesses and covenants pending the closing of the Merger, including covenants by Belmont generally to conduct its business in the ordinary course, not to solicit proposals related to alternative business combination transactions, and to cause a shareholder meeting to be held to vote upon the Merger Agreement. Sky Financial agreed to register under the Securities Act of 1933 the shares to be issued in connection with the Merger.

Consummation of the Merger is subject to various customary conditions, in addition to obtaining requisite regulatory and shareholder approvals. Such conditions include the receipt by Belmont of a legal opinion that the Merger will qualify as a tax-free reorganization.

Each party also has the right to terminate the Merger Agreement under certain circumstances. Either Belmont or Sky Financial may, with certain exceptions, terminate the Merger Agreement if the Merger is not consummated by September 30, 2005, and Belmont may, under certain circumstances, terminate the Merger Agreement if the market price of Sky Financial common shares falls below a certain level, unless Sky Financial increases the number of Sky Financial common shares to be issued to Belmont shareholders. Moreover, under certain circumstances, if

Belmont fails to consummate the Merger and executes an agreement for another business combination, Belmont can be required to pay $2.1 million to Sky Financial.

Following the Merger, and upon the receipt of all necessary regulatory approvals, Belmont’s wholly-owned subsidiary, Belmont National Bank, will be merged with Sky Financial’s commercial banking affiliate, Sky Bank.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of December 21, 2004, by and between Belmont Bancorp. and Sky Financial Group, Inc.

99.1	Press Release dated December 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELMONT BANCORP.

Date: December 22, 2004	By:	/s/ Wilbur R. Roat
Wilbur R. Roat
President and CEO